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                                   EXHIBIT 11



                STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS

                                              Three Months         Three Months          Six Months           Six Months
                                                  Ended                Ended                Ended                Ended
                                           September 30, 1997   September 30, 1996   September 30, 1997  September 30, 1996
                                           ------------------   ------------------   ------------------  ------------------

Net loss                                      $   (959,554)        $ (4,789,384)        $ (4,987,286)        $ (9,733,375)
                                              ============         ============         ============         ============

Calculation of shares outstanding:

  Weighted average common shares
   outstanding used in calculating net
   loss per share in accordance with
   generally accepted accounting
   principles                                   20,792,074           18,416,041           20,772,568           17,873,780
                                              ------------         ------------         ------------         ------------


    Total                                       20,792,074           18,416,041           20,772,568           17,873,780
                                              ============         ============         ============         ============

Net loss per share                            $      (0.05)        $      (0.26)        $      (0.24)        $      (0.54)
                                              ============         ============         ============         ============

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